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Exhibit 16.1



July 2, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated June 28, 2002 of The A Consulting Team, Inc. and are in agreement with the statements contained in the first, third and fourth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.




                                                     /s/ Ernst & Young LLP